Exhibit 5


                           WEIL, GOTSHAL & MANGES LLP
                                767 Fifth Avenue
                               New York, NY 10153
                                 (212) 310-8000



                                  May 26, 2000


Board of Directors
Columbia Laboratories, Inc.
2875 Northeast 191 Street, Suite 400
Aventura, Florida  33180

Ladies and Gentlemen:

         We have acted as counsel to Columbia Laboratories, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the sale, from time to time, by certain stockholders of the Company (the "Selling Stockholders") identified in the prospectus (the "Prospectus") which forms a part of the Registration Statement, in the manner described in the Prospectus, of up to an aggregate of 153,933 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), of which amount 100,000 shares are issuable upon the exercise of certain outstanding warrants issued by the Company (the "Warrants").

         In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Prospectus, the Warrants, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholders in the manner described in the Prospectus under the


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captions "Selling Stockholders" and "Plan of Distribution" have been duly authorized by all requisite corporate action, and 53,933 shares of which have been validly issued, fully paid for and are non-assessable and 100,000 shares of which when issued and paid for in accordance with the terms of the instrument or agreement governing their issuance or sale, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

         We also consent to the incorporation by reference of this opinion in any related registration statement filed by the Company pursuant to Rule 462(b) of the Securities Act.


                                                  Very truly yours,

                                                  /S/ WEIL, GOTSHAL & MANGES LLP